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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  May 29, 1996



                           WEIRTON STEEL CORPORATION

               (Exact name of registrant as specified in charter)

DELAWARE                           1-10244                     06-1075442
(State or other                (Commission File              (IRS Employer
jurisdiction of                   Number)                    Identification No.)
incorporation)

400 THREE SPRINGS DRIVE, WEIRTON, WEST VIRGINIA                  26062-4989
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:  (304) 797-2000



                                 Not Applicable

          (Former name or former address, if changed from last report)

                               Page 1 of 6 Pages
                        Exhibit Index Appears on Page 4

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ITEM 5.  OTHER EVENTS

     On May 29, 1996, Weirton Steel Corporation (the "Company") announced that it is commencing a tender offer to purchase for cash up to $65,000,000 aggregate principal amount of its outstanding 10 7/8% Senior Notes due October 15, 1999 and up to $35,000,000 aggregate principal amount of its outstanding 11 1/2% Senior Notes due March 1, 1998. The Company also announced a program to reduce its salaried employee workforce by approximately 200 individuals. The Company expects to record a charge of approximately $17 million in the second quarter of 1996 related to the workforce reduction. The foregoing is qualified in its entirety by reference to the Company's May 29, 1996 press release, which is filed as Exhibit 1 to this Report on Form 8-K and incorporated herein by reference.

     The Company is continuing its negotiations with the United States Environmental Protection Agency regarding alleged violations of environmental laws and regulations, as well as compliance issues related to air, water and waste disposal. Although at this time it is not possible to determine the eventual outcome of these negotiations, the Company will likely be required to pay fines and penalties, commit to environmental related capital expenditure projects, and incur higher operating costs related to its environmental compliance programs. The Company may also be required to conduct remediation activities at certain waste disposal sites. At this time, it is not possible to determine if any remediation activities would be subject to indemnification by National Steel Corporation. The negotiating period related to these matters extends to September 15, 1996. The Company believes that the items identified above will not have a material adverse effect on the Company's financial position, however the eventual resolution of such matters may have a significant effect on the results of operations of future interim or annual periods.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Exhibits:

          1  Press Release of Weirton Steel Corporation, dated May 29, 1996.

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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 WEIRTON STEEL CORPORATION


                                 /s/ Mark E. Kaplan
                                 -----------------------------
                                 Mark E. Kaplan
                                 Controller

May 29, 1996

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                                 EXHIBIT INDEX

Exhibit                                                                    Page
- -------                                                                    ----

 1        Press Release of Weirton Steel Corporation, dated May 29, 1996     5

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